CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 697 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 29, 2018, relating to the financial statements and financial highlights of PMC Core Fixed Income Fund and PMC Diversified Equity Fund (collectively, the “Funds”), each a series of Trust for Professional Managers, appearing in the Annual Report on Form N-CSR of the Funds for the year ended August 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
June 27, 2019